Exhibit 4.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We consent to the use of our report dated February 28, 2018 with respect to the consolidated financial statements incorporated by reference in the offer to purchase and circular and the registration statement of Husky Energy Inc. filed on Form F-80 and to the reference to our firm under the heading “Experts” in the offer to purchase and circular and the registration statement of Husky Energy Inc. filed on Form F-80.

Chartered Professional Accountants

October 2, 2018

Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.